Exhibit 10.25
LINE OF CREDIT
PROMISSORY NOTE

$6,000,000.00	September 26, 2007
FOR VALUE RECEIVED, FX Real Estate and Entertainment Inc., a Delaware corporation (the “Payor”), hereby unconditionally promises to pay to the order of CKX, Inc., a Delaware corporation (the “Payee”), in lawful money of the United States of America in immediately available funds, the principal sum of Six Million Dollars ($6,000,000.00), together with interest thereon, compounded annually, from the date hereof through maturity at the rate of LIBOR, plus 6.00% per annum (calculated on the actual number of days elapsed and an assumed year of 360 days) (the “Stated Rate”). For purposes hereof, LIBOR shall initially be calculated on the basis of the one, two or three month period ending after the date hereof (the “Interest Period”), as selected by the Payee, and thereafter each period commencing on the last day of the next preceding Interest Period and ending one, two or three months thereafter, as selected by the Payee pursuant to a written notice delivered to the Payor at least three business days prior to the expiration of the then current Interest Period (or if no such written notice is delivered, it shall automatically renew on the same terms as the then current Interest Period). This principal amount, together with interest accrued thereon at the Stated Rate commencing on the date hereof, shall be due and payable in full on the earlier of (a) the two (2) year anniversary of the date hereof, (b) the closing of any equity financing transaction pursuant to which the Payor receives gross proceeds of at least $90 million or (c) following the sale of shares of Riviera Holdings Corporation held by the Payor or any subsidiary thereof, but only to the extent net proceeds from the sale of such shares exceed amounts necessary to satisfy in full that certain loan from Column Financial, Inc. in the principal amount of $23 million and that certain margin loan from Bear Stearns & Co. Inc., dated as of the date hereof (the “Scheduled Maturity Date”).
     The principal and accrued interest balance of this Note may be prepaid in whole or in part at any time without a premium or penalty of any kind.
     If any payment of principal and accrued interest is not made within five (5) business days after same becomes due hereunder, or if any other Acceleration Event (as defined below) shall occur for any reason then and in any such event, in addition to all rights and remedies of the Payee under this Note, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, the Payee may, at its option, declare due any or all of the Payor’s obligations, liabilities and indebtedness owing to the Payee under this Note whereupon the then unpaid balance hereof shall immediately be due and payable, together with all expenses of collection hereof, including, but not limited to, attorneys’ fees and legal expenses (for this purpose, the Payor shall pay all trial and appellate attorneys’ fees, costs and expenses, paid or incurred by the Payee in connection with collection of this Note). If the foregoing unpaid balances, expenses and collection costs (collectively, the “Unpaid Amounts”) are not paid upon demand upon the occurrence of an Acceleration Event, as defined below , such Unpaid Amounts shall bear interest until paid in full at the Stated Rate plus 5.00% per annum or the maximum interest rate then permitted under applicable law (whichever is less) (the “Default Rate”). From and after maturity of this Note (whether upon the Scheduled Maturity Date, or by acceleration or otherwise, the Unpaid Amounts shall bear interest until paid in full at the Default Rate. For purposes hereof, “Acceleration Event” means the first to occur of the following: (i) if any portion of this Note is not paid when due, (ii) the Payor having made an assignment for the benefit of creditors, filed a petition in bankruptcy, applied to or petitioned any tribunal for the appointment of a custodian, receiver, intervener or trustee for the Payor, or commenced any proceeding for any arrangement or readjustment of its debts, (iii) any such petition or application having been filed or proceeding having commenced against the Payor and the Payor not having interposed a defense thereto within the time permitted under applicable law, (iv) the sale or other disposition of all or substantially all of Payor’s assets or (v) the dissolution of Payor.
     The Payor (i) waives diligence, demand, presentment, protest and notice of any kind, and (ii) agrees that it will not be necessary for the Payee to first institute suit in order to enforce payment of this Note.
     The validity, interpretation and enforcement of this Note and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of New York (without giving effect to principles of conflicts of law).
     The Payor irrevocably consents and submits to the exclusive jurisdiction of the state courts of the State of New York located in the County of New York and the United States District Court whose district covers such county, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note.
     THE PAYOR HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE, AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.
     The Payor may not assign this Note and/or delegate any of its obligations hereunder without the written consent of the Payee. This Note is subject to that certain Pledge Agreement of even date herewith, by and between the Payor, the Payee and Flag Luxury Properties, LLC.
     The Payor shall be solely responsible for any necessary tax or assessment relating to this Note; provided, however, that the Payor shall not be responsible for Payee’s tax obligations arising from receipt of funds set forth herein.
     If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.
     The waiver by the Payee of the Payor’s prompt and complete performance of, or default under, any provision of this Note shall not operate nor be construed as a waiver of any subsequent breach or default, and the failure by the Payee to exercise any right or remedy which it may possess hereunder or under applicable law shall not operate nor be construed as a bar to the exercise of any such right or remedy upon the occurrence of any subsequent breach or default.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Payor has executed this Note the day and year first written above.

FX REAL ESTATE AND ENTERTAINMENT INC.

By:	/s/ Paul C. Kanavos

Name:	Paul C. Kanavos

Title:	President

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